Exhibit 10.2

AGREEMENT FOR SERVICES

This Agreement is effective this 7th day of May 2008 and is entered into by and between 35, LLC, a Washington limited liability company (“35”) and IndieShares Management Company, a Washington limited liability company (“Manager”).

Manager represents that it shall provide certain services (“Services”) as more fully described in the attached Exhibit A. 35 wishes to engage the Services of Manager, and in consideration of the covenants and agreements set forth herein, the parties agree as follows:

1.	DEFINITIONS

a.	“Class A Shareholders” means the shareholders owning Class A Shares.

b.	“Film” means the motion picture entitled “35”.

c.	“Offering Amount” means the subscription funds placed in the impound account, which may only be released once the offering threshold of $3,500,000 is raised.

d.	“Production Management Fee” means the fee earned by Manager in exchange for performance of the Services further described in Exhibit A.

2.	MANAGEMENT SERVICES

a.	Engagement of Manager. 35 hereby engages Manager to perform the Services described in Exhibit A, and Manager hereby accepts the engagement, and agrees to perform the Services upon the terms and conditions set forth herein.

b.	Term. The engagement of Manager hereunder shall commence on May 7, 2008 and end upon the earlier of sale or dissolution of 35.

c.	Manager’s Representations. In the performance of Manager’s duties under this Agreement, Manager represents that Manager has the qualifications and ability to perform the Services in a professional manner, without the advice, control, or supervision of 35. Manager agrees to comply with all applicable federal, state and local laws and regulations.

d.	Independent Contractor.

i.	The relationship of the Manager to 35 is that of an independent contractor and nothing herein shall be construed as creating an employment or agency relationship. The Manager may adopt such arrangements as he/she may desire with regard to the details of the Services performed hereunder, the hours during which the Services are to be provided, and the place or places where the Services are to be furnished, provided that the Services shall be performed in a manner calculated to attain the most satisfactory results for 35.

ii.	Manager shall be obligated to pay any and all applicable local, state and federal payroll and other taxes incurred as a result of Manager’s Production Management Fee hereunder. If the Offering Amount is not met then no Production Management Fee shall be paid to Manager. The Production Management Fee shall only be paid after the Offering Amount is met and the offering proceeds are released from 35’s impound account.

3.	FEES AND EXPENSES

a.	Fees.

i.	35 shall pay Manager the Production Management Fee, described in Exhibit A, in exchange for the Services.

ii.	The Production Management Fee includes all costs of operation and all applicable taxes, but not direct and indirect costs, payments to unaffiliated third parties, and out of pocket expenses.

b.	Expenses. Manager shall be entitled to reimbursement by 35 of certain business expenses and costs described in Exhibit A.

c.	Audit Rights. Manager agrees that, during the term of this Agreement, 35 shall have access to and the right to examine any directly pertinent books, documents, and records of Manager relating to this Agreement.

4.	OWNERSHIP OF INTELLECTUAL PROPERTY

Manager agrees that all reports, specifications, drawings, schematics, prototypes, models, inventions, and all other information arising from the Services shall be deemed to be “works made for hire” and, to the extent that such doctrine does not apply, are hereby assigned, conveyed, and transferred, along with all related intellectual property rights, to 35, and shall be 35’s sole and exclusive property.

5.	CONFIDENTIALITY AND NONDISCLOSURE

a.

Manager acknowledges that in performing the Services hereunder, 35 may have to disclose to Manager orally and in writing certain confidential information that 35 considers proprietary and has developed at great expense and effort. As used herein, the term “Confidential Information” means any literary work associated with a motion picture, technical data, marketing, operating, financial, business or any other information, design, process, procedure, formula or improvement in written, printed, graphic, or electronically recorded materials, that is commercially valuable to 35 and not generally known in the industry. Manager further acknowledges that the Services and any deliverables may incorporate Confidential Information. Manager agrees that all items of Confidential Information are proprietary to 35 and shall remain the sole property of 35.

b.	Manager agrees as follows:

i.	To use the Confidential Information only for the purposes described herein; to not reproduce the Confidential Information; to hold in confidence and protect the Confidential Information from dissemination to and use by anyone not a party to this Agreement; and to not use the Confidential Information to benefit others.

ii.	To restrict access to the Confidential Information to personnel of Manager who (i) have a need to have such access and (ii) have been advised of and have agreed in writing to treat such information in accordance with the terms of this Agreement.

iii.	To hold in confidence information and materials, if any, developed pursuant to the Services hereunder.

c.	The provisions of this Paragraph 4 shall survive termination or expiration of this Agreement and shall continue for so long as the material remains confidential.

6.	GOVERNING LAW

This Agreement shall be governed by and interpreted under the laws of the State of Washington and the parties submit to jurisdiction in King County, in the event any action is brought in connection with this Agreement or the performance thereof.

7.	GENERAL PROVISIONS

a.	Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.

b.	Modifications. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by both parties.

c.	Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or subcontracted by Manager without the prior written consent of 35.

d.	Partial Invalidity. Any provision of this Agreement which is found to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, and the invalidity or unenforceability of such provision shall not affect the validity or enforceability of the remaining provisions hereof.

e.	Notices. Any notice required to be given hereunder shall be deemed to have been given either when served personally, by facsimile, or when sent by first class mail addressed to the parties at the addresses set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

For 35		For Manager

By:	/s/ JULIE CHASE	By:	/s/ JAY T. SCHWARTZ
Name:	Julie Chase	Name:	Jay T. Schwartz
Title:	Secretary of Manager	Title:	President of Manager

Exhibit A

Description of Services

1.	Manager shall be paid a Production Management Fee of $300,000 in exchange for providing the following Services:

a.	Managing the day-to-day activities related to production of the Film, such as (a) disbursement of production funds to third parties, (b) daily review of Film project deliverables and milestones, (c) approving any changes to the shooting schedule or budget, (d) engaging and contracting with necessary third parties in addition to the production company (e.g., graphic artists or web developers), (e) managing third parties to ensure 35’s contractual requirements are met, and (f) negotiating contract amendments or resolving disputes with third parties;

b.	Corresponding with Class A Shareholders providing updates on the progress of the Film project;

c.	Marketing of the Film for eventual sale or distribution;

d.	Drafting and negotiation of sale or distribution terms and conditions; and

e.	Distribution of proceeds from sale or distribution to Class A Shareholders. Since this is an “all or none” offering, if the Offering Amount is not met then no Production Management Fee shall be paid to Manager. The Production Management Fee shall only be paid after the Offering Amount is met and the offering proceeds are released from 35’s impound account.

2.	Manager shall be reimbursed for all reasonable and documented direct and indirect out-of-pocket costs and expenses paid to unaffiliated third parties.